HANOVER CAPITAL MORTGAGE
SECOND QUARTER 2006
EARNINGS CONFERENCE CALL
08/10/2006
11:00AM
PARTICIPANTS
John Burchett-Chief Executive Officer
Irma Tavares-Chief Operating Officer
Harold McElraft-Chief Financial Officer
Matt Hahn-Controller
Suzette Berrios-General Counsel
Operator: Greetings ladies and gentlemen and welcome to the Hanover Capital Mortgage second quarter 2006 earnings results conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press *0, on your telephone key pad. As a reminder this conference is being recorded. It is now my pleasure to introduce your host Mr. John Burchett Chief Executive Officer of Hanover Capital Mortgage. Thank you Mr. Burchett, you may begin.
John Burchett-Chief Executive Officer:
Thank you, and thank you everybody for joining our call on this fine August morning. I have here in the office with me, on the call: Irma Tavares our Chief Operating Officer; Harold McElraft our Chief Financial Officer; our Controller, Matt Hahn; and our General Counsel, Suzette Berrios. I will be handling probably most of questions but they can back me up if we get stalled on any question. Before I begin, I just want to remind you that we do talk with some forward-looking statements. We have disclaimers both in our 10-Q, that we recently filed and in our press release, I would remind you to take a look at those with respect to forward-looking statements. I will not take the time to read those in detail but they are necessary to look at.
In terms of the quarter, I think the basic message is that the quarter shows the continued development of our strategy, that we have talked about for quite some time and talked about in our first quarter results and our first quarter conference call. That strategy as you know, is to continue to grow our portfolio and particularly our investment in the portfolio in our subordinate mortgage backed securities, which are the key earnings driver for our portfolio. In addition the growth obviously in a portfolio size lends to growth in the net interest income. We are reducing the reliance on the gains in our income, so our income is more predictable, as we have more net interest income and less gain income, and we continue to look to grow our capital base. At the present time we are fully invested, as shown by our cash position which is down to $14 million from about $30 million at year-end last year. So we have got our portfolio well invested, and, as we showed, earnings of $0.10 and dividends of $0.20. The dividend that was based on our expectations of the results of the larger portfolio as we go through the year. So we are continuing with the same strategy.
The portfolio growth, if you noticed, our main investment grew to $145.7 million from $106.9 million at the end of last year, a significant growth in that asset. We continue to grow the net interest income, and our B-Bonds particularly. For a 6 month period we were at $5.4 million versus $2.8 million a year ago for the 6 month period, and that is up 88% year-over-year for the 6 month period. So that is the driver, and the main driver as we grow the income and grow the portfolio. As I have said, we are fully invested, and most of our investment money has been put into our subordinate bonds.
Our subordinate bonds again, as you know, are credit related. We invest in mortgage backed securities that carry the credit risk on major securitizations, done by the major originators. The loans in our portfolio are prime loans or as the market is now calling them prime, prime loans because they have got a new definition for less than prime, prime loans, but if we continue to look at very prime loans, with on an average a low, relatively low loan to value ratio on the underlying loans and a relatively high FICO score, so we still look at our portfolio as being the cream of the crop, and even though we are seeing a slow down in the housing market, we have not seen any significant decline in the performance of our bonds. As we said in our report, we had negative losses for the first quarter and second quarter, and we do not see any deterioration in quality of those bonds. Again, good credits in good houses with lots of equity behind our loans. So we are satisfied with our portfolio as we look at it now.
As previously announced, we created a line of credit with DZ Bank, a German Bank to buy whole loans, and put them on our books under a secured program that is a term line of credit that goes out for 5 years. We expect that as the interest rate curve takes some slope to it, we will get into that program. Right now with a fairly flat yield curve it is hard to make that work, but as we get to a more normal yield curve we will do that. We would expect that that would reduce our reliance on our agency portfolio which we carry basically on a fully hedged position to meet our regulatory requirements under the 1940 Act.
Again, I spoke of the reduction in gains. For the first 6 months our gain income was $625,000 as compared to $4 million in the prior 6 months year-over-year. Another area of note, in terms of our accounting changes, our book value increased significantly and the accounting change was basically a change in estimate of the way we value our subordinate bonds. In the past, we have relied primarily on outside quotes and those outside quotes had not accurately reflected where we ended up selling the bonds when we sold the bonds, and we performed a detailed analysis with an internal model that we have built to take into account the de-leveraging of these bonds as they age. As our portfolio has gotten more mature, this de-leveraging factor and the aging of portfolio gets more important in the value of the bonds, and we did a very comprehensive review of our model and back tested it against actual sales prices and bids that we had received when we were in the bid market, and actually selling loans, and have a very high correlation in terms of that value. So we are satisfied that that change in estimate is a proper reflection of where the market is for our assets and that was an increase in our book value.
We previously announced that we have a strategic initiative on, and with respect to our subsidiaries, as we announced in the first quarter we had hired Stifel Nicolaus as our Investment Banker to work on that, and we continue to look at that and look at alternatives. We have nothing to announce at this point, but we continue to look at that and work on that project. That is all of the prepared remarks that I had for today.
Again in summary, we continue on course with our strategy which is to grow our portfolio, focused primarily on the prime credit bonds that we have, that we take the risk and continue earnings. One note that is in press release, in terms of our direct earnings on that portfolio. For the 3 months, the direct yield on that portfolio after our financing costs was up to 24.35% compared to 19.45% in the previous corresponding quarter in 2005, despite an increase of almost 2% in the short-term rate. We have accomplished this by a little bit higher leverage, and by having a higher yield on the asset. So as we have said before, the direct impact of the increase in interest rates is not as severe with us as in terms of others, because of number one, our relatively low leverage rate and number two, the high yield we get with the underlying securities that we own.
Again that kind of wraps up that I had to say, and we will open it up for questions now.

Operator: Thank you. Ladies and gentlemen at this time we will conducting a question-and-answer session. If you would like to ask a question please press *1, on your telephone key pad. A confirmation tone will indicate that your line is in the question queue. You may press *2, if you would like to remove your question from the queue. For participants using speaker equipment, it maybe necessary to pick up your hand set before pressing the * keys.
Our first question is from Steve Delaney with Flagstone Securities.
<Q>: Good morning John, Irma, Harrold. How you all doing? (John replies: Good Steve, How are you today?) Great, thanks. John, you said, you know obviously you do not see the spread opportunities in whole loans to be very compelling right now, but just looking ahead, could you just give us a little color on if that were to steepen a little bit, what particular loan type and what type of credit profile for those whole loans would you be looking for?
John Burchett-Chief Executive Officer:
Okay, sure that is a good question. We basically and in conjunction with DZ Bank, structured the line of credit to be pretty much a mirror of the type of loans we buy with our subordinate bonds or support with our subordinate bonds. So these would be prime, prime loans and we will have the bulk of our assets in that line in what we call prime, prime loans. It will be basically the same type of loans that we are now buying in securitized form, but these will be whole loans which will do two things for us, we think it is a good yielding asset, but it will also relieve us of the need to have our agency position for the Investment Company Act of 1940.
<Q>: So best possible credit that you can get, it sounds like, but would these be adjustables just for ease of financing?
John Burchett-Chief Executive Officer:
Well they could be either one, and if they are not adjustables actually the line requires that we, because the line is a variable cost line of short-term cost on the other side that we put some kind of hedge inside the transactions. So if they are fixed rate, which they could be, we would like to credit on fixed rates at probably the top of our list to do the credit on a 15 year fixed rate mortgage, but....
<Q>: And you would just swap out the borrowing....
John Burchett-Chief Executive Officer:
We would swap or cap out the borrowing, yea, we would do one of two to make sure we have protection against the short-term rate movements, yes.
<Q>: Okay, now looking at the capital. Lets assume, you know, that your sub MBS, that is performing well, so you are not going to take capital away from something with a 24% yield, so it looks like you got about $9 million in, allocated to agencies now , what size portfolio, in other words, how can you lever? How much can you lever that, in terms of the pool?
John Burchett-Chief Executive Officer:
The line....to directly answer that question, our line is $200 million and with the upfront cap costs or if we do a cap in the whole invest, would be about that $9/10 million, so by the time we get the full limit amount, including the liquidity, we would hold back for any repurchase that we would have to make it would be in that area. So we would build a fund, with a $10 million asset we would fund the line completely. We have some other assets that are continuing to throw off cash for us, our collateral for CMOs that you can see between December and June came down by almost, well $2 .5 million and some of the other assets are paying off, as we get that debt capital we can redeploy that capital, and clearly we have some capital held in agency positions.

<Q>: Just one final thing, that is very helpful. One final thing, you know, you guys have, you and Irma in particular have been around a long time, and I mean that as a compliment to your experience not a commentary on your seniority. But you know, what we are all worrying about around this industry sector right now, you know the interest rate worries, that was sort of last years, we have already had that pain and maybe we are getting ready to come out of that. Now it has turned to obviously credit concerns, and you know, you are spot on that whole macro kind of theme by having to decide what subordinate pieces to buy from what issuers and what product types. Could you just share sort of, I mean what worries you about... When you look at the overall Residential Mortgage Credit exposure out there today and what is available to you, what are you avoiding and are there any particular geographic markets or product types that you know, that you are avoiding in your sub MBS purchase decisions?
John Burchett-Chief Executive Officer:
Right, the answer to the latter is no in terms of the geographics. One reason is because if you want to buy securities you are going to have to take the securities that are offered, so we do not get a lot of chance and if you want to buy jumbo securities, the ones we buy, the loans tend to be on the coast, that is where the larger loans are. So we do not have a lot of selectivity in terms of geography, although at times, you know we look at a particular pool that is heavier than one and the other, we might try to balance our portfolio, so we... you know, California is one that everybody talks about, we take California at risk, but in our LTVs are fairly low in there. We have been relatively satisfied with most of the new loan types, the hybrids obviously we have done a lot of those, a fixed payment for 3, 5 or 7 years you have to be a reasonable loan. The MTA’s when they are well underwritten, the option arms, we have had a good performance with. We had one issue that we bought fairly early and that gain, we actually sold it, we made a nice return when we had it, and we made a nice return when we sold it. So those bonds on the MTA’s are actually selling and pricing very well in the market. So we do not have any particular worries about the type of loan particularly, I mean our focus is on the credit and we think if you buy an MTA loan with the same borrower as if you would if given a 15 year fixed to and that borrower just wants to have more cash to do what ever with, we think that is still a pretty safe loan, and we do not worry about that as much. Now again as I said earlier, if we had all the fifteen year fixed, we would probably happier then, the brunt of everything. We look more towards the borrower and the LTV in a house. Our key is housing prices, and you know that is what we look at, and again as I think most of the markets we keep hearing a lot about have big housing price declines, so we have not seen any yet, we have seen declines in the rate of appreciation, but that means that there is still appreciation, and I do not have the exact numbers but I think if you look year-over-year we are probably up 10% or more in most regions on housing prices. That would mean if we, you know if we started with... I am not giving you what we have, but if we started with a 75 LTV you might be down to a 68 LTV or something like that. So you’re improving your position as that market, even though the decline and the rate of acceleration are there, they still tend to be going up...
<Q>: Do you have an idea of what your weighted average decision FICO was on your sub pieces? I think the range, I know you probably do not have a specific number.
John Burchett-Chief Executive Officer:
Well the average is, and I think we will have to 8K this because it is not on our documents, the average is about 740, right now, in that area, I would say a range of 730-740, but the last average that I looked at was about 740.
<Q>: That is great. Thanks so much guys.
Operator: Our next question is from David Taylor, with David P. Taylor Company.
<Q>: Good morning folks. I am calling you from Massachusetts where the housing prices are going down. I assume you do not have too much in our fair state.

John Burchett-Chief Executive Officer:
We have some, we have some, we do not have a lot, I would say our largest concentration is in California by far, and there are pockets out there that are going down as well. I think again as we look at the market there are certain types of loans that we do not have a lot of for example, investor condominiums are a pocket that we do not invest in, and I know there is some of that up your way and there is a lot down in Florida of that type stuff.
<Q>: In quarters past you have talked about income by decision, I will break out the REIT Hanover Capital Partners and Hanover Trade, and you talked kind of qualitatively about Hanover Trade and could you break out the numbers?
John Burchett-Chief Executive Officer:
Yea the numbers are broken out in the 10Q and let me just.....I do not know if you got a 10Q in front of you, but it is 17. Yea, we were, for the 3 months ended June 30 on our segment reporting again on page 17, we were down $276,000 in the HCP segment and down $179,000 in the HT segment. That is less of a loss than we have had before and that is after allocations and we do allocate the cost of being a public company out to the subsidiaries a cost, that you know would not be recovered, so......
<Q>: So not all of it varied, some of it is fixed?
John Burchett-Chief Executive Officer:
Yea, some of that is fixed and you know on a internal...internally the way we look at it HT in particular, we have carved down the expense base of HT to the point where it definitely is a contributor to....positive contributor to overhead. HCP is pretty close to break even on that basis and you know to the fixed cost, not all of them are fixed, and it is kind of hard to define some, but they hit.....and you know we are still looking at how we look at this overall, and we will continue with that project.
<Q>: Now the strategic initiative with Stifel Nicolaus, is this just Hanover Trade, or Hanover Trade plus Hanover Capital Partners?
John Burchett-Chief Executive Officer:
It is primarily...it is both. We went from a legal entity point, we put the two of them together at the end of last year, the two legal entities we had were combined into HCP 2, which houses it, and so that we are looking at the whole thing, but any transactions could be both, could be either one
<Q>: Um hum, okay, have you had any nibbles?
John Burchett-Chief Executive Officer:
I really cannot go into that, I mean we are going through the process, and the process is kind of going as planned, so we are, you know we are........
<Q>: Seems like it is taken a little longer than you expected though?
John Burchett-Chief Executive Officer:
We are pretty much on our plan of where we were in terms of the general schedule that we laid out. We just do not have anything concrete to announce at this point.
<Q>: Okay, do you think you will have something to announce during the coarse of this calendar quarter?
John Burchett-Chief Executive Officer:
I cannot really say, it depends on the process, but I can not really say, David if.....
<Q>: Do you hope by the end of the year?

John Burchett-Chief Executive Officer:
I would hope by the end of the year we will announce that or where we come out in that strategy exactly, that is a good.....
<Q>: Okay. Okay another question, um, I know you having...You announced...Several months ago an authorization from the board to repurchase shares, can you talk about what you did during the quarter and where we stand?
John Burchett-Chief Executive Officer:
It has not been big, (chatting with someone beside him) Do you want to read that off?
Harold McElraft-Chief Executive Officer:
During the second quarter we repurchased shares, during the month of May we repurchased 8,400 shares and during the month of June we repurchased 47,000 shares, average price of repurchase is $5.38/$5.32.
<Q>: So the average price in the $5.30’s. Okay, so that is about 1% of your outstanding?
John Burchett-Chief Executive Officer:
No, that would be well less than 1%, yea, 1% would be 83,000 shares, yea fairly small. We have a big number in there, but it is very small we are limited by, in terms of the SEC regulations of how much we can buy back on daily basis by the plan, but also our general feeling is not....I mean we are not in a buy back to buy back vast amounts of shares, we are in to buy it when we think that the price is significantly below our book value and it is accretive, so with higher prices we would be buying a lot less.
<Q>: Okay, have you continued to repurchase shares in this quarter? Third quarter?
John Burchett-Chief Executive Officer:
We may have purchased some but not very many.
<Q>: Okay
John Burchett-Chief Executive Officer:
I do not want to go into detail but we have a cap on where we buy it...
<Q>: Okay, you kind of told me where the cap is, it is in the $5.30’s, right?
John Burchett-Chief Executive Officer:
Well that is what we are averaging, that is, no it is not in the $5.30’s but it is not far off, so....
<Q>: Okay, very good, thanks a lot.
Operator: Our next question is from Steven Martin, a private investor.
<Q>: Good morning John. (John replies: Hey Steve, how are you today?) Good thanks. I had three questions, 2 of which have already been answered. My last question is with the increase in book value with your new fair value methodology where are we at book at this point?
John Burchett-Chief Executive Officer:
Well, $7.59
<Q>: $7.59, okay that is all I had, John. Thank you.

John Burchett-Chief Executive Officer:
Thank you.
Operator: Once again, if you would like to ask a question, please press *1 on your telephone key pad.
Our next question is from Jim Fowler with JMC Securities.
<Q>: Hello John, Good morning to you. Question for you, the last 3 or 4 days of earnings calls, both in the prime and sub prime companies what we have heard is increasing amounts of loan repurchases from investors back to lenders and it takes me back to the old days when you were very active in the scratch and dent markets, and I am wondering, I have a couple questions about that, but just the over arching question is, is that a market that you see with increasing opportunities in loan repurchase activity and sort of the same functionality that you provided the industry in the years past?
John Burchett-Chief Executive Officer:
Yea, I think there maybe some of that going on, we, I think we are going to see, you know I mentioned in the earlier part of the call in terms of segments that we do invest in, I did not say what we did not invest in but we do not invest in and we do not invest in Sub-client. My guess would be in the sub-prime area where the credits are a little more risky obviously in terms of the individual borrowers and the LTV’s tend to be higher, that as we lose steam out of the appreciation and the mortgage market, any underwriting problems are going to start to show up more and more. So I think that there will be repurchases done. To the extent that there are major pieces of that done then our due diligence operations could get involved in that, and we have not seen any big pick up, we have been in the due diligence area, we have been more focusing that business toward in-house fulfillment center business, as opposed to being on the road and going out with underwriters to do jobs. Although we do both, but we have been building a fulfillment center to be able to do flow business for new originations. But yea, there would be some of that I think...
<Q>: I was thinking more of the latter of the form, I know you are very cautious on your investment programs, I was thinking more on the service related activities....
John Burchett-Chief Executive Officer:
That is what I mean, yea, that could go up because of that. We have not seen it yet but there could be some pick up in that business, as some of these have and I think there could be something there.
<Q>: Right, thank you very much.
John Burchett-Chief Executive Officer:
Sure.
Operator: Our next question is a follow up from David Taylor, with David P. Taylor and Company.
<Q>: Hi, as the year progresses do you expect your proportion of subordinated mortgage backed securities to increase in the REIT?
John Burchett-Chief Executive Officer:
Yes, we do.
John Burchett-Chief Executive Officer:
Proportional increases as I said before, we have some assets that are seeing wholes for example, are paying off fairly rapidly there are over loans on there they have prepayment projectors. Then as those payoff it would, that money would be put back into the subordinate bonds. The only thing that would change that, as I said earlier, on the investment side would be to the extent we would get the yield curve where we would find it advantageous to a direct purchase of loans with the DZ line. We would be adding to that, but we view that as the same basic credit risk and credit profile on those loans as we do on a subordinate sphere. So combining those two categories, definitely will show an increase as we go forward.
<Q>: Okay, so holding the slice of possibility of a Hanover financing between now and the end of the year, you are expecting a several million dollar increase in the category, that’s fair?
John Burchett-Chief Executive Officer:
That is probably fair, a few million dollars, right now as of you know we were not fully invested at the end of the quarter, we have advanced from there. So we already are ahead by a few million dollars from where we were, and I expect there will be a few million dollars more increase that will be in that category, and again that should propel our net interest income up some more as we go forward. Again our strategy is really to try to keep it simple and just focus on this prime area, and get our capital gathered and put into that. We are looking for other sources of capital as well. So that is also on our plate.
<Q>: Great. Thank you.
John Burchett-Chief Executive Officer:
Sure.
Operator: Gentlemen there are no further questions in queue at this time.
John Burchett-Chief Executive Officer:
Okay, well thank you everybody for listening in, and thank you for your questions. Again, our strategy as I said before, I am going to wrap it up, our strategy is to continue to grow our portfolio and invest in the select areas that we do in the subordinated bonds on prime, prime loans and watch those very closely. That’s what we do and that is what we will continue to do. Thank you for your participation.
Operator: This concludes today’s conference. Thank you for your participation, you may disconnect your lines at this time.